EXHIBIT 5

BRIAN F. LANTER ATTORNEY AT LAW, P.C. e-mail: lanter@rt66.com	117 Bryn Mawr Dr. SE, Suite 104 Albuquerque, NM 87106-2209 phone: 505-314-1265 fax: 505-314-1266

November 17, 2009

Palatin Technologies, Inc.
4C Cedar Brook Drive
Cranbury, NJ 08512

Re: Registration of common stock to be offered pursuant to the 2005 Stock Plan

Ladies and gentlemen:

        I have acted as counsel to Palatin Technologies, Inc., a Delaware corporation (“Palatin”) in connection with the preparation and filing of its new registration statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”), with which this opinion is to be filed as an exhibit. The Registration Statement relates to the issuance of up to 5,000,000 shares (the “Shares”) of Palatin’s $.01 par value common stock (the “Common Stock”), pursuant to stock options and other stock-based awards which may be granted under Palatin’s 2005 Stock Plan (the “Plan”).

        As counsel to Palatin, I have examined the Plan, certified copies of resolutions of Palatin's board of directors, the vote of Palatin's stockholders at their annual meeting on May 13, 2009, and such other corporate records, documents, agreements and matters of law as I have considered necessary or appropriate for the purpose of this opinion. On the basis of my examination, I advise you that in my opinion the Shares have been duly authorized for issuance under the Plan, and the Shares, when issued and paid for (if any payment is required) in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

        I am a member of the Bar of the State of New Mexico. The opinions expressed in this letter are limited to questions arising under the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and I disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction. For a description of my ownership of Palatin’s securities, see the section titled “Interests of Named Experts and Counsel” in Palatin’s prior registration statement on Form S-8, file number 333-128854, filed on October 6, 2005.

        I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BRIAN F. LANTER

Brian F. Lanter, Attorney at Law, P.C.